UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. _) *




                              Hollywood Media Corp.

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                                (Name of Issuer)



                                  Common Stock

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                         (Title of Class of Securities)



                                    436233100

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                                 (CUSIP Number)



                                  March 9, 2009

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             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

 CUSIP No.    436233100



  1.      NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Stephen Gans

  2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a) NOT APPLICABLE
          (b) NOT APPLICABLE

  3.      SEC USE ONLY

  4.      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

  NUMBER OF SHARES              5. SOLE VOTING POWER           1,620,425
    BENEFICIALLY                6. SHARED VOTING POWER         0
   OWNED BY EACH                7. SOLE DISPOSITIVE POWER      1,620,425
REPORTING PERSON WITH           8. SHARED DISPOSITIVE POWER    0

 9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,620,425

10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          NOT APPLICABLE

11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.25%

12.       TYPE OF REPORTING PERSON

          IN

ITEM 1.
                 (A)       NAME OF ISSUER
                           Hollywood Media Corp.
                 (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES 2255 Glades Road
                           Suite 237 West
                           Boca Raton, FL 33431
ITEM 2.
                 (A)       NAME OF PERSON FILING
                           Stephen Gans
                 (B)       ADDRESS OF PRINCIPAL BUSINESS OFFICE
                           OR, IF NONE, RESIDENCE
                           1680 Michigan Avenue, Suite 1001
                           Miami Beach, Florida 33139
                 (C)       CITIZENSHIP
                           United States
                 (D)       TITLE OF CLASS OF SECURITIES
                           Common Stock
                 (E)       CUSIP NUMBER
                           436233100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 NOT APPLICABLE

ITEM 4.          OWNERSHIP.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
                 (a)       Amount Beneficially Owned:
                           1,620,425

                 (b)       Percent of Class:
                           5.25%

                 (c)       Number of shares as to which such person has:
                           (i)      sole power to vote or to
                                    direct the vote                   1,620,425
                           (ii)     shared power to vote or to
                                    direct the vote                           0
                           (iii)    sole power to dispose or to
                                    direct the disposition of         1,620,425
                           (iv)     shared power to dispose or
                                    to direct the disposition of              0

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.
                 NOT APPLICABLE

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON.
                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                 NOT APPLICABLE


ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                 NOT APPLICABLE
ITEM 9.
                 NOTICE OF DISSOLUTION OF GROUP.
                 NOT APPLICABLE

ITEM 10.         CERTIFICATION.

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


By: /s/ Stephen Gans
--------------------------
Name/Title: Stephen Gans
Date: March 18, 2009